Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED AND SIX MONTHS ENDED DEC. 31, 2013

SAN DIEGO, California, Jan. 23, 2014 – ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended Dec. 31, 2013. Revenue for the quarter ended Dec. 31, 2013 was $384.3 million, a 2 percent increase (a 1 percent increase on a constant currency basis) over the quarter ended Dec. 31, 2012. For the quarter ended Dec. 31, 2013, net income was $86.6 million, an increase of 11 percent compared to the quarter ended Dec. 31, 2012. Diluted earnings per share for the quarter ended Dec. 31, 2013 were $0.60, an increase of 13 percent compared to the quarter ended Dec. 31, 2012.

SG&A expenses were $111.7 million for the quarter ended Dec. 31, 2013, an increase of 4 percent (a 5 percent increase on a constant currency basis) over the quarter ended Dec. 31, 2012. SG&A costs were 29.1 percent of revenue in the quarter ended Dec. 31, 2013, compared to 28.6 percent in the quarter ended Dec. 31, 2012.

R&D expenses were $29.5 million for the quarter ended Dec. 31, 2013, or 7.7 percent of revenue. R&D expenses decreased by 3 percent (a 5 percent increase on a constant currency basis) compared to the quarter ended Dec. 31, 2012. R&D expenses were favorably impacted by the depreciation of the Australian dollar against the U.S. dollar.

The company amortized acquired intangibles of $2.5 million ($1.9 million, net of tax) during the quarter ended Dec. 31, 2013. Stock-based compensation costs incurred during the quarter ended Dec. 31, 2013 of $10.7 million ($7.2 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

For the six months ended Dec. 31, 2013, revenue was $742.0 million, an increase of 4 percent over the six months ended Dec. 31, 2012 (a 3 percent increase on a constant currency basis). For the six months ended Dec. 31, 2013, net income was $167.6 million, an increase of 12 percent compared to the six months ended Dec. 31, 2012. Diluted earnings per share for the six months ended Dec. 31, 2013 were $1.15 per diluted share, an increase of 13 percent compared to the six months ended Dec. 31, 2012.

In the second quarter of fiscal 2014, revenue outside the Americas was $177.7 million, an increase of 8 percent over the prior year’s quarter. In constant currency terms, revenue outside the Americas increased by 5 percent. Revenue in the Americas decreased by 2 percent compared to the prior year’s quarter, to $206.6 million. Operating profit for the December quarter grew to $105.0 million, cash flow from operations was $84.2 million, while gross margin expanded to 64.7 percent, all demonstrating robust operating performance. During the quarter, the company also repurchased 1.5 million shares at a cost of $74.0 million as part of its ongoing capital management program.

Mick Farrell, ResMed’s chief executive officer, commented, “‘While we are disappointed with the U.S. numbers, the two key issues, as we have previously noted, are market restructuring due to competitive bidding and increased competitor activity. Having said that, competitive bidding’s impact on volume in the U.S. market is beginning to moderate, and we are partnering with our U.S. customers to position for the growth that we see ahead. It’s important to note that we have a rich pipeline of products scheduled for introduction, and we remain optimistic about future growth in the U.S. market.

Highlighting an example of the company’s new product pipeline, Farrell said, “Earlier this month in the U.S., we released our new AirFit™ P10 nasal pillows system, which is an ultra-light, ultra-quiet mask that has only three parts, including a new soft and stable QuickFit™ headgear and a new vent technology called QuietAir™. The AirFit P10 is 50 percent quieter and 50 percent lighter than its predecessor, diffusing air with minimal disturbance to patients or their bed partners. In short, this is an exceptional mask, patient reviews have been strongly positive, and there are two more new masks behind it, scheduled to launch this fiscal year.

“During the second quarter, the Health Surveillance Agency approved our Stellar™ ventilator for sale in Brazil. And we are on track to launch our next generation respiratory care ventilator platform in Europe in fiscal year 2014, with other markets to follow. We expect these launches and others from our pipeline to drive further growth in our global markets,” he said.

“During this fiscal quarter, we benefitted from our broad global diversification with solid growth from our European teams and in our emerging market countries. Our German homecare and dealer businesses performed well in the quarter, and sales were strong in the U.K., Switzerland, and in European countries where we do not have direct subsidiaries. We are pleased with our global operational performance, which allowed us to expand gross margins, and grow earnings at double-digit rates this quarter,” Farrell continued.

“Opportunities for growth remain in sleep, respiratory care, and cardiorespiratory markets in all geographies. We continue to focus on improving quality of life for patients who suffer from sleep-disordered breathing and respiratory insufficiency, including chronic obstructive pulmonary disease. Our team has the mission of preventing disease progression, improving outcomes, and reducing the cost of managing some of the most costly chronic diseases in the global healthcare system, including cardiovascular disease.”

The ResMed board of directors has today declared a quarterly dividend of $0.25 per share, which will have a record date of Feb. 19, 2014, and be payable on March 19, 2014. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange (NYSE). Holders of Chess Depositary Instruments (CDIs) trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. Because the two exchanges have different settlement and transfer procedures, the ex-dividend periods before the record date will be different for common stock and for CDIs. The ex-dividend date will be Feb. 13, 2014 for CDI holders and Feb. 15, 2014 for common stock holders. As a result of these differences, ResMed has requested a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from Feb. 13, 2014 through Feb. 19, 2014, inclusive.

About ResMed

ResMed is a global leader in the development, manufacturing and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. U.S. Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s website at www.resmed.com or by dialing 847-585-4405 (domestic) or +1 847-585-4405 (international) and entering conference passcode no. 36303553. Please allow extra time prior to the call to visit the website and download the streaming media player (Windows Media Player) required to listen to the internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 630-652-3042 (domestic) and +1 630-652-3042 (international) and entering conference I.D. No. 36303553.

For Investors: Further information can be obtained by contacting David Pendarvis at ResMed Inc., San Diego, at (858) 836-5983; Brett Sandercock at ResMed Limited, Sydney, at (+612) 8884-2090; or by visiting the company’s multilingual website at www.resmed.com.

For News Media: Contact Gretchen Griswold, director of Global Corporate Communications at (858) 836-6789.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the company’s future revenue, earnings or expenses, new product development and new markets for the company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the company files with the U.S. Securities & Exchange Commission. Those reports are available on the company’s website.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,
	2013	2012	2013	2012
Net revenue	$384,341	$376,537	$742,003	$716,269
Cost of sales	135,582	143,825	265,263	274,909

Gross profit	248,759	232,712	476,740	441,360

Operating expenses:
Selling, general and administrative	111,748	107,815	213,071	206,118
Research and development	29,537	30,326	56,900	57,546
Amortization of acquired intangible assets	2,454	2,501	4,866	5,138

Total operating expenses	143,739	140,642	274,837	268,802

Income from operations	105,020	92,070	201,903	172,558

Other income (expenses), net:
Interest income (expense), net	6,752	8,498	13,166	16,970
Other, net	(2,311)	(2,168)	(3,539)	(227)

Total other income (expenses), net	4,441	6,330	9,627	16,743

Income before income taxes	109,461	98,400	211,530	189,301
Income taxes	22,825	20,458	43,964	40,094

Net income	$86,636	$77,942	$167,566	$149,207

Basic earnings per share	$0.61	$0.54	$1.18	$1.04
Diluted earnings per share	$0.60	$0.53	$1.15	$1.02
Basic shares outstanding	142,202	143,214	142,103	142,931
Diluted shares outstanding	145,335	146,689	145,412	146,382

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In US$ thousands)

	Dec. 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$972,675	$876,048
Accounts receivable, net	301,627	318,349
Inventories	178,077	145,847
Prepayments, deferred income taxes and other current assets	111,753	108,605

Total current assets	1,564,132	1,448,849

Property, plant and equipment, net	414,344	411,433
Goodwill	290,045	274,829
Other intangibles	46,702	49,639
Deferred income taxes and other non-current assets	30,365	25,971

Total non-current assets	781,456	761,872

Total assets	$2,345,588	$2,210,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	56,235	60,688
Accrued expenses	141,946	137,674
Deferred revenue	42,648	44,953
Income taxes payable	1,223	30,090
Deferred income taxes	741	627
Current portion of long-term debt	18	300,017

Total current liabilities	242,811	574,049

Non-current liabilities:
Deferred income taxes	10,274	9,895
Deferred revenue	14,193	11,928
Income taxes payable	3,564	3,564
Non-current portion of long-term debt	435,794	769

Total non-current liabilities	463,825	26,156

Total liabilities	706,636	600,205

STOCKHOLDERS’ EQUITY:
Common stock	566	568
Additional paid-in capital	1,065,326	1,025,064
Retained earnings	1,673,083	1,576,641
Treasury stock	(1,178,946)	(1,083,845)
Accumulated other comprehensive income	78,923	92,088

Total stockholders’ equity	1,638,952	1,610,516

Total liabilities and stockholders’ equity	$2,345,588	$2,210,721

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